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                     UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C. 20549

                     SCHEDULE 13G

       Under the Securities Exchange Act of 1934
                        (Amendment No. ___________)*

Georgia Gulf Corp
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                              (Name of Issuer)
Common Stock
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                       (Title of Class of Securities)

373200203
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                               (CUSIP Number)
September 13, 2000
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          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

 [   ] Rule 13d-1(b)
 [ x ] Rule 13d-1(c)
 [   ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP No 373200203
 . .......................................
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    1.   Names of Reporting Persons.
		Sage Asset Managment LLC
         I.R.S. Identification Nos. of above persons (entities only).




  ........................................................................
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    2.   Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)  ..............................................................
         (b)  ..............................................................
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    3.   SEC Use Only ......................................................
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    4.   Citizenship or Place of Organization ..USA.........................
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              5.  Sole Voting Power 1,627,100
 ............................................................................
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 Shares
 Beneficially 6.  Shared Voting Power 0
 ..........................................................................
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 Each
 Reporting    7.  Sole Dispositive Power 1,627,100
 ............................................................................
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              8.  Shared Dispositive Power 0
 ............................................................................
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    9.   Aggregate Amount Beneficially Owned by
		Each Reporting Person 1,627,100
 ................................................................
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    10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
	(See Instructions)
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    11.  Percent of Class Represented by Amount in Row (11) 5.2%
 ..........................................................................
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    12.  Type of Reporting Person (See Instructions) PN
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 .........................................................................
 .........................................................................

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 Item 1.
         (a) Name of Issuer Astec Industries Inc
         (b) Address of Issuer's Principal Executive 400 Perimeter Ctr Ter
						     Suite 595
						     Atlanta, GA 30346

 Item 2.
         (a) Name of Person Filing	Sage Asset Management
         (b) Address of Principal Business Office or, if none, Residence

							153 E. 53rd St
							48th Floor
							NY NY 10022

         (c) Citizenship	USA
         (d) Title of Class of Securities	Common Stock
         (e) CUSIP Number	373200203

 Item 3. If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) [   ] Broker or dealer registered under
			section 15 of the Act (15 U.S.C. 78o).

         (b) [   ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                   78c).

         (c) [   ] Insurance company as defined in section 3(a)(19) of
			the Act (15 U.S.C. 78c).
         (d) [   ] Investment company registered under section 8 of the
                   Investment Company Act of 1940 (15 U.S.C 80a-8).
         (e) [   ] An investment adviser in accordance with
                   240.13d-1(b)(1)(ii)(E);
         (f) [   ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);
         (g) [   ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);
         (h) [   ] A savings associations as defined in Section 3(b) of the
                   Federal Deposit Insurance Act (12 U.S.C. 1813);
         (i) [   ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j) [   ] Group, in accordance with 240.13d-1(b)(1)(ii)(J).
N/A

 Item 4. Ownership.
 Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
         (a) Amount beneficially owned: ___1,627,100_____________________.
         (b) Percent of class: _______5.2%_____________________.
         (c) Number of shares as to which the person has:
             (i)   Sole power to vote or to
			direct the vote ___1,627,100_______.
             (ii)  Shared power to vote or to direct the vote
                   _______0___________.

             (iii) Sole power to dispose or to direct the disposition of
                   __1,627,100_______________.

             (iv) Shared power to dispose or to direct the disposition of ______0_________.
 Instruction. For computations regarding securities which represent a right to acquire an underlying security see 240.13d3(d)(1).

 Item 5. Ownership of Five Percent or Less of a Class
 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five
 percent of the class of securities, check the following [   ].
N/A

 Instruction: Dissolution of a group requires a response to this item.

 Item 6. Ownership of More than Five Percent on Behalf of Another Person.
 If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.
N/A


 Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
 If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.
N/A


 Item 8. Identification and Classification of Members of the Group
 If a group has filed this schedule pursuant to 240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to 240.13d-1(c) or 240.13d-1(d), attach an exhibit stating the identity of each member of the group.

N/A


 Item 9. Notice of Dissolution of Group
 Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.
N/A

 Item
 10.     Certification


         (b) The following certification shall be included if the statement is filed pursuant to 240.13d-1(c):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


						Date: Sept 15, 2000

						Signature:  Barry G. Haimes

						Title:	  General Partner